Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of May 17, 2006 (this “First Supplemental Indenture”), by and between Edison Mission Energy, a Delaware corporation (the “Company”), and The Bank of New York, a New York banking corporation, as Trustee (the “Trustee”) to the Original Indenture (as defined below).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture, dated as of August 10, 2001 (the “Original Indenture”), pursuant to which the Company has $400 million aggregate principal amount of 10% Senior Notes due 2008 (the “Notes”) outstanding;

WHEREAS, Section 7.2 of the Original Indenture provides that the Company and the Trustee may, with certain exceptions, amend the Indenture, the Notes and the rights of the Holders of the Notes with the consent of the Holders (as defined in the Original Indenture) of a majority in principal amount of the Notes then outstanding;

WHEREAS, the Company has distributed an Offer to Purchase and Consent Solicitation Statement, dated as of May 5, 2006 (the “Solicitation Statement”), to the Holders of the Notes in connection with certain proposed amendments to the Indenture as described in the Solicitation Statement (the “Proposed Amendments”);

WHEREAS, the Holders of at least a majority of the outstanding principal amount of the Notes have duly consented to the Proposed Amendments;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to authorize and approve the Proposed Amendments; and

WHEREAS, the execution and delivery of this First Supplemental Indenture have been duly authorized by all necessary corporate action on the part of the Company and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree, for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I- AMENDMENTS

Section 1.1.                                   Amendments to the Definitions in the Original Indenture and the Notes.

(a)                                  Upon the effective date of this Supplemental Indenture (i) certain definitions in the Original Indenture shall be deemed deleted when references to such definitions would be eliminated as a result of the amendments described herein, (ii) cross-references to provisions in the Original Indenture that have been deleted as a result of the Proposed Amendments shall be deemed deleted, and (iii) certain other changes to the Original Indenture of a technical or conforming nature shall be deemed made to the extent necessary to reflect the deletion of the provisions described herein.

(b)                                 Any definitions used exclusively in the provisions of the Notes that are deleted as described in the Solicitation Statement, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Notes, and all references in the Notes to paragraphs, Sections, Articles or other terms or provisions of the Original Indenture that have been otherwise deleted pursuant to this First Supplemental Indenture are hereby deleted in their entirety or revised to conform herewith, as the case may be.

Section 1.2.                                   Amendments to Article 3 – Covenants of the Company. The following Sections of the Original Indenture, and any corresponding provisions in the Notes, are hereby deleted in their entirety and replaced with “Intentionally Omitted.”:

Existing Section Number	Caption
Section 3.4	Reports by the Company
Section 3.5	Restrictions on Liens
Section 3.6	Maintenance of Corporate Existence
Section 3.7	Taxes

Section 1.3.                                   Amendments to Article 8 – Merger, Consolidation, Sale, Lease or Conveyance. The following Sections of the Original Indenture, and any corresponding provisions in the Notes, are hereby deleted in their entirety and replaced with “Intentionally Omitted.”:

Existing Section Number	Caption
Section 8.1	Covenant Not to Merge, Consolidate, Sell, Lease or Transfer Assets Except Under Certain Conditions
Section 8.2	Successor Corporation Substituted
Section 8.3	Opinion of Counsel to Trustee; Officers’ Certificate

Section 1.4.                                   Amendments to Article 4 – Events of Default and Remedies of the Trustee and Noteholders. Section 4.1 of the Original Indenture is hereby amended by deleting paragraphs (c) and (e) thereof. The deleted paragraphs (c) and (e) thereof are replaced with “Intentionally Omitted.”

ARTICLE II- MISCELLANEOUS

Section 2.1.                                   Execution of Supplemental Indenture. This First Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Original Indenture and, as provided in the Original Indenture, this First Supplemental Indenture forms a part thereof.

Section 2.2.                                   Indenture Remains in Full Force and Effect. Except as supplemented by this First Supplemental Indenture, all provisions in the Original Indenture and the Notes shall remain in full force and effect.

Section 2.3.                                   Effect and Operation of Supplemental Indenture. This First Supplemental Indenture shall be effective and binding immediately upon its execution by the Company and the Trustee but, notwithstanding anything in the Original Indenture or this First Supplemental Indenture to the contrary, the amendments to the Original Indenture set forth in Section 1.1 through Section 1.4 of this First Supplemental Indenture shall not become operative unless and until the Notes tendered in connection with the Solicitation Statement are accepted for purchase by the Company (the time at which the tendered Notes are so accepted for purchase, the “Acceptance Time”) and the Original Indenture will remain in effect in its current form until such amendments become operative. If the offer and consent solicitation set forth in the Solicitation Statement is terminated, withdrawn or otherwise not completed, this First Supplemental Indenture will have no force or effect, and the amendments to the Original Indenture set forth in Section 1.1 through Section 1.4 of this First Supplemental Indenture will not become operative.

Section 2.4.                                   References to Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Supplemental Indenture may refer to the Original Indenture without making specific reference to this First Supplemental Indenture, but nevertheless all such references shall include this First Supplemental Indenture unless the context requires otherwise.

Section 2.5.                                   Conflict with Trust Indenture Act. The Company will comply with the provisions of the TIA. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

Section 2.6.                                   Severability. If any court of competent jurisdiction shall determine that any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7.                                   Terms Defined in the Original Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Original Indenture.

Section 2.8.                                   Headings. The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.9.                                   Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes any benefit of any legal or equitable right, remedy or claim under the Original Indenture, this First Supplemental Indenture or the Notes.

Section 2.10.                             Successors. All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 2.11.                             Concerning the Trustee. The recitals contained herein and in the Notes, except with respect to the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes.

Section 2.12.                             Certain Duties and Responsibilities of the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Original Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.13.                             Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.14.                             GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 2.15.                             Confirmation. Each of the Company and the Trustee hereby confirms and reaffirms the Original Indenture in every particular except as amended and supplemented by this First Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

EDISON MISSION ENERGY

By:	/s/ Steven D. Eisenberg
Name: Steven D. Eisenberg
Title: Vice President and Associate General Counsel

THE BANK OF NEW YORK

By:	/s/ Alexander Pabon
Name: Alexander Pabon
Title: Assistant Vice President